EXHIBIT 99.1

Twin Vee PowerCats Co. Reports Results for First Quarter 2024 Operations

FORT PIERCE, FLORIDA, May 15, 2024 – Twin Vee PowerCats Co. (Nasdaq: VEEE) (“Twin Vee” or the “Company”), a designer, manufacturer and distributor of recreational and commercial power boats, today reported operational highlights and financial results for three months ended March 31, 2024.

Highlights for three months ended March 31, 2024: (All comparisons are to the three months ended March 31, 2023 unless otherwise noted)

●	Revenue for the three months ending March 31, 2024, decreased by 41% to $5,276,000 from $8,877,000 in the corresponding period of the previous year.

●	Twin Vee’s Gas-Powered boat segment adjusted net loss for the quarter ending March 31, 2024, was $669,500.

●	Consolidated net loss for the three months ended March 31, 2024 was $2,335,000 which includes the net loss of Forza X1 of $1,168,000.

●	The Company experienced a decline in demand for its products, compounded by higher interest rates, which deterred buyers of recreational vehicles and boats.

●	Proactive measures were taken to mitigate economic challenges, including lowering production numbers, tightened financial controls, and a reduction in workforce. As a result, the revenue generated per direct labor employee increased; the per employee revenue for the first quarter of 2024 was approximately $103,000 compared to approximately $72,000 in the first quarter of 2003.

●	On March 31, 2024, Twin Vee’s consolidated holdings of cash, cash equivalents, restricted cash, and marketable securities totaled $17,381,000, a decrease from $21,218,000 on December 31, 2023.

●	The decrease in cash reserves was primarily due to the Forza X1’s R&D spend and the funds allocated by Twin Vee to develop new products such as the 400 GFX, 280 GFX DC, 240 CC, and 280 AquaSport Superboat, in addition to operational cash losses from reduced revenue in the first quarter of 2024.

●	Twin Vee’s gas-powered boat segment reported $7,409,000 in cash, cash equivalents, restricted cash, and marketable securities on March 31, 2024, down from $8,396,000 on December 31, 2023.

●	As of March 31, 2024, Twin Vee’s consolidated total assets were valued at $36,454,000, while Forza’s assets totaled $15,531,000.

“The general economic landscape and high interest rate environment have continued to put downward pressure on customer demand across all our brands,” explained Joseph Visconti, CEO and President of Twin Vee PowerCats Co. “During the first quarter we took steps to right-size the labor force while also tightly controlling operating costs. At the same time, we are using this slower period to lay the groundwork for the next market upswing. Twin Vee is investing in exciting new models like our Generation 2 GFX boats that we announced in April. Additionally, we are expanding our Fort Pierce, FL manufacturing facility to increase production capacity and create a more efficient factory layout. We are also streamlining our manufacturing process by adding a state-of-the-art CNC machine that enables us to bring the tooling of our brand-new boat models in house. This will save on costs associated with outsourcing and enhance the quality of the boat molds we use to build our products. We are committed to reducing cash burn while making smart investments in infrastructure, product development, and other revenue generating opportunities for the Company.”

Twin Vee reported a 41% decline in consolidated revenue for the three months ended March 31, 2024, to $5,276,343 as compared to $8,877,215 in the same period in 2023. For the three months ended March 31, 2024, Twin Vee had a consolidated net loss of $2,335,194, as compared to a net loss of $1,828,465 in the prior year. Included in the Twin Vee net loss was a net loss attributable to Forza X1 of $1,167,837 and $2,005,132 for the three months ended March 31, 2024 and 2023, respectively. The gas-powered segment had a combined net loss of $1,163,957 for the three months ended March 31, 2024 compared to net income of $181,849 in the comparable prior year period.

Forza X1, Inc. (NASDAQ: FRZA), the electric boat and development subsidiary in which Twin Vee has a 44.43% controlling interest, had a net loss of $1,167,837 for the three months ended March 31, 2024 compared to a net loss of $2,005,132 for the comparable period in 2023. The consolidated net loss attributed to stockholders of Twin Vee was $1,686,229 for the three months ended March 31, 2024 compared to a consolidated net loss attributed to stockholders of Twin Vee of $1,166,772 for the comparable period in 2023. Generally Accepted Accounting Principles (“GAAP”) require Twin Vee to file consolidated financial statements based on Twin Vee’s controlling ownership interest in Forza X1, Inc. (Nasdaq: FRZA).

Twin Vee, net of Forza X1, had cash, cash equivalents, restricted cash, and marketable securities of $7,427,882 as of December 31, 2023.

Conference Call

Joseph Visconti, CEO and President, will hold a conference call today, Wednesday May 15, 2024, at 12:00 p.m. (Eastern). To listen to the conference call, interested parties should dial-in 1-877-407-3982 and use Conference ID 13746470. All callers should dial-in approximately 10 minutes prior to the scheduled start time and ask to join the Twin Vee conference call.

The conference call will also be available through a live audio webcast that can be accessed at the LINK HERE.

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.twinvee.com/sec-filings.

About Twin Vee PowerCats Co.

Twin Vee is a designer, manufacturer, distributor, and marketer of power sport catamaran boats. The Company located in Fort Pierce, Florida, has been building and selling boats for nearly 30 years. Learn more at twinvee.com. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™”.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding taking steps to right-size the Company’s labor force while tightly controlling operating costs, using this slower period to lay the groundwork for the next market upswing, expanding the Fort Pierce, FL manufacturing facility to increase production capacity and create a more efficient factory layout, adding a state-of-the-art CNC to bring the tooling of brand-new boat models in house, saving costs associated with outsourcing and enhancing the quality of the boat molds the Company uses to build its products and reducing cash burn while making smart investments in infrastructure, product development and other revenue generating opportunities. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to lay the groundwork for the next market upswing and reduce cash burn while continuing to invest in infrastructure, product development and other revenue generating investments, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Glenn Sonoda
investor@twinvee.com

SOURCE: Twin Vee PowerCats Co.

(Tables Follow)

	March 31,	December 31,
	2024	2023	Change	% Change
Cash and cash equivalents	$16,137,920	$16,497,703	$(359,783)	(2.2%)
Restricted cash	$260,107	$—	$260,107	—
Current assets	$21,778,752	$26,646,318	$(4,867,566)	(18.3%)
Current liabilities	$2,896,963	$4,216,345	$(1,319,383)	(31.3%)
Working capital	$18,881,789	$22,429,972	$(3,548,183)	(15.8%)

	March 31,	December 31,
Balance Sheet Data:	2024	2023	Change	% Change
Cash	$16,137,920	$16,497,703	$(359,783)	(2%)
Total assets	$36,454,352	$39,846,713	$(3,392,361)	(9%)
Total liabilities	$6,313,649	$7,797,098	$(1,483,449)	(19%)
Stockholder’s equity	$22,251,246	$23,511,193	$(1,259,947)	(5%)

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Net sales	$5,276,343	$8,877,215	$(3,600,872)	(41%)
Cost of products sold	$4,999,030	$7,267,657	$(2,268,627)	(31%)
Gross profit	$277,314	$1,609,558	$(1,332,244)	(83%)
Operating expenses	$2,820,520	$3,979,081	$(1,158,561)	(29%)
Loss from operations	$(2,543,206)	$(2,369,523)	$(173,683)	7%
Other expense	$(208,012)	$(541,058)	$333,046	(62%)
Net loss	$(2,335,194)	$(1,828,465)	$(506,729)	28%

	Three Months Ended March 31,
	2024	2023	Change	% Change
Cash used in operating activities	$(1,749,920)	$(2,232,650)	$482,730	22%
Cash provided by (used in) investing activities	$1,476,448	$(243,007)	$(1,719,455)	(708%)
Cash provided by (used in) financing activities	$(83,735)	$(2,835)	$(80,900)	2,854%
Net Change in Cash	$(357,207)	$(2,478,491)	$2,121,284	(86%)

The following table shows information by reportable segments for three months ended March 31, 2024 and 2023, respectively:

	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$5,276,343	$—	$—	$5,276,343
Cost of products sold	4,969,458	—	29,572	4,999,030
Operating expense	1,533,981	772	1,285,767	2,820,520
Loss from operations	(1,227,096)	(772)	(1,315,339)	(2,543,207)
Other income (expense)	63,139	(2,629)	147,502	208,012
Net income (loss)	$(1,163,957)	$(3,401)	$(1,167,837)	$(2,335,194)

For the Three Months Ended 31, 2023
	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$8,877,215	$—	$—	$8,877,215
Cost of products sold	7,217,716	—	49,941	7,267,657
Operating expense	1,898,151	1,121	2,079,809	3,979,081
Loss from operations	(238,652)	(1,121)	(2,129,750)	(2,369,523)
Other income (expense)	420,501	(4,062)	124,619	541,058
Net income (loss)	$181,849	$(5,183)	$(2,005,131)	$(1,828,465)

Non-GAAP Financial Measures

We have presented a supplemental non-GAAP financial measure in this earnings release. We believe that this supplemental information is useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations, including more meaningful comparisons of financial results to historical periods. Adjusted Net Loss is a non-GAAP financial measure which excludes certain non-cash expenses. Our executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the Company. Adjusted Net (Loss) is not intended to be a substitute for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Below is a reconciliation of Adjusted Net loss to GAAP net loss for the three months ended March 31, 2024 and 2023, respectively:

	Gas-Powered Boats		Fix My Boat		Electric Boat and Development
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2024	2023	2024	2023	2024	2023
Net loss	$(1,163,957)	$181,849	$(3,401)	$(5,183)	$(1,167,837)	$(2,005,132)
Stock based compensation	133,142	141,801	—	—	293,141	341,163
Loss on disposal of assets	—	—	—	—	—	—
Depreciation and amortization	369,336	182,580	—	—	55,945	35,696
Change of right-of-use asset and lease liabilities	(6,641)	(1,003)	—	—	(338)	339
Net change in marketable securities	(1,382)	(8,034)	—	—	16,930	—
Change in inventory reserve	—	—	—	—	113,252	—
Government grant income		(329,573)	—	—	—	—
Adjusted net income (loss)	$(669,502)	$167,620	$(3,401)	$(5,183)	$(688,907)	$(1,627,934)

	Three Months Ended
	March 31,
	2024	2023
Net sales	$5,276,343	$8,877,215
Cost of products sold	$4,999,030	$7,267,657
Gross profit	$277,314	$1,609,558
Operating expenses	$2,820,520	$3,979,081
Income from operations	$(2,543,206)	$(2,369,523)
Other expense	$208,012	$541,058
Net (loss)	$(2,335,194)	$(1,828,465)
Basic and dilutive loss per share of common stock	$(0.18)	$(0.12)
Weighted average number of shares of common stock outstanding	9,520,000	9,520,000

	Adjusted Net Loss
	Three Months Ended
	March 31,
	2024	2023
Net loss	$(2,335,194)	$(1,828,465)
Stock based compensation	426,283	482,964
Depreciation and amortization	425,281	218,276
Change of right-of-use asset and lease liabilities	(6,979)	(1,003)
Net change in marketable securities	15,548	(8,034)
Change in inventory reserve	113,252	—
Government grant income	—	(329,573)
Adjusted net (loss)	$(1,361,809)	$(1,465,835)